EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in joint proxy statement/prospectus on Form S-4 of the three parking garage properties called 1 West 7th Street Property, 222 West 7th Street Property and 322 Streeter Property (the “Properties”) of our report dated November 8, 2021 relating to the financial statements of the Properties, which appears in the joint proxy statement/prospectus. We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/ RBSM LLP

New York, NY

January 13, 2023